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                                                                    EXHIBIT 18.1

Deloitte & Touche LLP
Certified Public Accountants
Suite 1200
201 East Kennedy Boulevard
Tampa, Florida 33602-5821

Ph: (813) 273-8300
Fax: (813) 229-7698
www.us.deloitte.com

                                                                       [GRAPHIC]
                                                                        Deloitte
                                                                        & Touche

March 6, 2003

Gevity HR, Inc.
600 301 Boulevard West
Suite 202
Bradenton, Florida 34205

Dear Sirs/Madams:

We have audited the consolidated financial statements of Gevity HR, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 6, 2003, which expresses an unqualified opinion and includes an explanatory paragraph concerning the accounting change from gross revenue reporting to net revenue reporting for worksite employee salaries, wages, and payroll related taxes. Note 1 to such consolidated financial statements contains a description of your adoption of the change to net revenue reporting for worksite employee salaries, wages, and payroll related taxes during the year ended December 31, 2002. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte
Touche
Tohmatsu